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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Captec Net Lease Realty, Inc.
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                (Name of Registrant as Specified in Its Charter)

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                               [CAPTEC Letterhead]
                                  July 14, 2000






Dear Fellow Captec Shareholder:

We recently mailed to you Captec Net Lease Realty's Annual Report and proxy statement for our annual meeting of shareholders to be held on August 9, 2000. As the meeting date is almost upon us, we hope you will take a moment to carefully review these materials and VOTE FOR THE REELECTION OF CAPTEC'S NOMINEES BY COMPLETING AND RETURNING THE WHITE PROXY CARD IN THE ENVELOPE PROVIDED. Please be sure to sign and date the card to ensure that your vote is counted. If you have already returned the WHITE proxy card, we thank you for your support.

We also want to alert you that over the next few weeks, you may receive proxy solicitation material with a green proxy card from Opportunity Partners LP, a small money management firm run by Phillip Goldstein. Do not be confused. This solicitation is not endorsed by Captec's Board or management. Do not return any proxy card sent to you by Mr. Goldstein.

THE GOLDSTEIN SOLICITATION IS NOT ENDORSED BY CAPTEC OR ITS BOARD OF DIRECTORS

If you receive such material, or are contacted by Mr. Goldstein, we urge you to disregard his solicitation. Who is Phillip Goldstein? Mr. Goldstein has a history of investing in small closed-end international mutual funds trading at a discount to their net asset values. Mr. Goldstein sometimes engages these funds in proxy fights in which he seeks to convert them from closed-end funds into open-ended mutual funds. Mr. Goldstein does this not as an advocate for other shareholders. Rather he seeks to make a short-term profit on his investment in a stock, and move on to the next opportunity. In fact, he has admitted that he has only been a Captec shareholder since February 15, 2000. Now Mr. Goldstein, who has no operating or managerial experience in the real estate investment trust industry, is seeking to replace your entire board of directors with a slate of nominees, including himself, and other individuals who are completely new to our business and industry. TWO OF THE GOLDSTEIN NOMINEES, MR. GOLDSTEIN AND GERALD HELLERMAN, ARE FORMER DIRECTORS OF CLEMENTE STRATEGIC VALUE FUND. THESE TWO INDIVIDUALS GAINED THEIR DIRECTORSHIPS THROUGH A HOSTILE PROXY CONTEST SOLICITATION, THEN SUBSEQUENTLY RESIGNED FOLLOWING A DISPUTE WITH THEIR CO-DIRECTORS.


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Having reviewed Mr. Goldstein's proxy statement, we believe there are several important reasons why shareholders should strongly oppose his solicitation:

> GOLDSTEIN AND HIS SLATE HAVE ABSOLUTELY NO EXPERIENCE IN THE REAL ESTATE INVESTMENT TRUST INDUSTRY, MUCH LESS IN A SPECIALIZED REIT THAT FOCUSES ON NET LEASE REAL ESTATE INVESTING.

Your Board and management have more than 125 years collective experience in real estate operations, and as we outlined in our previous letter, have operated Captec effectively and profitably. By contrast, Goldstein's slate does not include anyone with experience in our industry. FOUR OF THE GOLDSTEIN NOMINEES OWN NO SHARES OF CAPTEC STOCK. Mr. Goldstein's four other co-nominees reportedly own a grand total of 32,000 shares among them, COMPARED TO MANAGEMENT'S AND THE BOARD'S OWNERSHIP OF APPROXIMATELY 949,000 SHARES, OR NEARLY 10% OF THE COMPANY'S COMMON STOCK. As your company's founders, management, along with the Board, have a vested interest in Captec that Mr. Goldstein's slate will never have.

> GOLDSTEIN FAILS TO STATE WHAT HIS PLANS ARE FOR THE COMPANY SHOULD HIS HAND-PICKED BOARD BE ELECTED.

Much to the contrary, Mr. Goldstein's only real plan of action for Captec according to his proxy statement is to conduct an expensive, open-ended investigation of your Board's decision not to proceed with a proposed restructuring plan, despite the fact that an exhaustive discussion of the factors behind the Board's initial decision to pursue the plan is a matter of public record on the SEC's website (the plan can be reviewed on the EDGAR database at www.sec.gov). Mr. Goldstein presents himself as a concerned shareholder, but never once has he contacted the company to express his concerns before engaging in a potentially costly solicitation.

>  THE GOLDSTEIN SOLICITATION PRESENTS ENORMOUS RISKS TO YOUR INVESTMENT.

We continue to listen to our investors and their concerns about achieving both short-term and long-term value. Towards that end, the company announced on June 29, 2000, that it retained Prudential Securities Incorporated, a prominent investment bank, to assist the Board in exploring a number of options to unlock the potential value in our stock, which options include considering a sale of the company.

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Mr. Goldstein's solicitation offers little more than a diversion of the Board's attention from these goals and is based primarily on a series of unfounded allegations. His unfounded and unsupported attacks on the integrity of the company and its officers could serve to harm the Board's ability to enhance shareholder value.

Moreover, the potential removal of the existing board in favor of Mr. Goldstein's slate could be highly disruptive to our business and destructive to the value of your shares. It is clear that Captec's current management team does not support Mr. Goldstein and that Mr. Goldstein does not support the management team. Thus, the management team would likely not continue in its current role should Goldstein prevail. If the Opportunity Partners' slate is elected, who will run Captec? Mr. Goldstein? His inexperienced nominees? Captec is not a mutual fund. It is a real estate operating company that requires knowledge, experience and resources that are lacking by Mr. Goldstein and his slate of nominees.

The success of Captec also requires maintaining important business relationships with top national retailers and restaurant chains. The changing of the entire board could result in a loss of confidence from restaurant companies, developers and retailers with whom management has developed a solid base of trust over the years. MR. GOLDSTEIN'S CAMPAIGN PRESENTS SHAREHOLDERS WITH POTENTIAL DISRUPTION OF YOUR COMPANY'S OPERATIONS AND SUBSTANTIAL RISK TO YOUR INVESTMENT.

> GOLDSTEIN FALSELY ALLEGES CONFLICTS OF INTEREST AND NO SAFEGUARDS TO ADDRESS THEM.

Captec has had affiliations with its Advisor and Captec Financial Group, Inc, which affiliations have been a matter of public record from the time of the company's initial public offering. Any transactions with affiliates are governed by conflict resolution policies, reviewed by the Audit Committee and the company's external auditors and fully disclosed in the company's financial reports. Contrary to Goldstein's false allegations, Captec affiliated entities have:

   - PROVIDED Captec with referrals resulting in $81 million of property acquisitions to date.

   - CULTIVATED key institutional investor relationships resulting in the formation of three joint ventures with $84 million of equity capital provided by investors and management agreements running to Captec that have generated $5.2 million of funds from operations for Captec to date.

   - ENABLED Captec to limit its operating costs to by essentially "renting" an infrastructure at a fraction of what it would cost to otherwise operate the company.


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>  MANAGING EFFECTIVELY FOR CAPTEC SHAREHOLDERS

Since completing its public offering in November 1997, your Board and management have achieved the following accomplishments (as measured across 1998 and 1999).

   -  Realized a compounded annual growth rate in FFO per share of 26%.

   -  Realized a compounded annual growth rate in revenues of 47%.

   - Paid annual dividends of $1.50 per share in 1998, $1.52 per share in 1999 and $0.76 per share through the first two quarters of 2000.

   - Successfully raised $84 million of private equity from institutional investors to continue to generate growth through joint ventures, in the face of prevailing market conditions that prohibited the company from raising new public equity capital on a favorable basis.

   - Generated fee income and/or costs savings as a result of managing the joint ventures totaling $5.5 million.

   - Prudently managed in a capital constrained environment by controlling costs, managing its portfolio and maintaining the discipline of controlling leverage targets.

   - Managed through a significant default in the property portfolio without incurring any long-term degradation of the portfolio and ending up with record low vacancies at the end of the period.

Contrary to Mr. Goldstein's false claims, these accomplishments are not the work of a Board and management that is serving its own interests. In fact, your management team has worked extremely hard to deliver results during a very challenging time for the REIT industry.

SUPPORT THE EXISTING CAPTEC BOARD TO PRESERVE THE VALUE OF YOUR INVESTMENT

We appreciate your support as we explore means for maximizing value for all Captec shareholders, while continuing to operate Captec's business efficiently and effectively. PLEASE SUPPORT YOUR BOARD TODAY BY VOTING FOR YOUR DIRECTORS ON THE ENCLOSED WHITE PROXY CARD. If you have voted the green proxy card by mistake, you may change your vote by completing and returning the WHITE card today. If you need assistance in voting your shares, please call our proxy solicitor, Georgeson Shareholder Communications Inc. toll free at 1-800-223-2064. We thank you again for your support.

Sincerely,


Patrick L. Beach
Chairman and Chief Executive Officer
Captec Net Lease Realty, Inc.